EXHIBIT 16.1

 June 27, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Lifeway Foods, Inc.

We have read Item 4.01 to be included in the Form 8-K of Lifeway Foods, Inc. to be filed with the Securities and Exchange Commission regarding its change in auditors. We are in agreement with the Registrant’s statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Plante & Moran, PLLC

Plante & Moran, PLLC

Copy to:

Mr. Edward Smolyansky
Chief Financial Officer
Lifeway Foods, Inc.
6431 West Oakton
Morton Grove, IL 60053